Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Erie Indemnity Company Incentive Compensation Deferral Plan of our reports dated February 23, 2017, with respect to the financial statements of Erie Indemnity Company and the effectiveness of internal control over financial reporting of Erie Indemnity Company included in its Annual Report (Form 10-K) of Erie Indemnity Company for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 13, 2017